Exhibit 99.1

NEWS…	Contact:	Lisa Hathcoat
March 2, 2006		Dirk Montgomery
FOR IMMEDIATE RELEASE		(813) 282-1225

OUTBACK STEAKHOUSE, INC. REPORTS
COMPARABLE STORE SALES

Tampa, Florida, March 2, 2006 -- Outback Steakhouse, Inc. (NYSE: OSI) today reported that comparable store sales and average unit volumes for the Company’s restaurant brands for the four-week period ended February 25, 2006 compared with the same four-week period in 2005 changed by approximately:

Four weeks ended February 25, 2006	Company- owned	Franchise and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-2.6%	-0.7%	-2.4%
Carrabba’s Italian Grills	2.3%	n/a	2.3%
Fleming’s Prime Steakhouse and Wine Bars	5.3%	n/a	5.3%
Roy’s	3.4%	n/a	3.4%
Bonefish Grills (1)	0.4%	-3.0%	0.0%
Domestic average unit volumes
Outback Steakhouses	-2.7%	-1.4%	-2.5%
Carrabba’s Italian Grills	-0.9%	n/a	-0.9%
Fleming’s Prime Steakhouse and Wine Bars	-0.2%	n/a	-0.2%
Roy’s	5.5%	n/a	5.5%
Bonefish Grills (1)	-1.4%	-15.0%	-2.2%

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(1)
Two Bonefish Grill restaurants are now included in franchised restaurants as a result of the pending sale of the Company’s ownership interest in those restaurants. This transaction will be finalized in March 2006 and will be effective as of January 1, 2006.

The Company noted that comparable store sales and average unit volumes for the Company’s brands were negatively affected by approximately 100 to 200 basis points due to severe winter weather during this four-week reporting period. Chief Executive Officer Bill Allen stated, “The negative impact of severe weather in February was roughly offset by a similar positive impact in January. Year-to-date comparable restaurant sales are in the range that we expected, and our new store development schedule for the year is also in line with expectations.”

STORE INFORMATION

	Restaurants opened/(closed) during the month ended February 28, 2006	Restaurants open as of February 28, 2006
Outback Steakhouses
Company-owned - domestic	2	670
Company-owned - international (1)	3	103
Franchised and development joint venture - domestic	-	106
Franchised and development joint venture - international (1) (2)	-	42
Total	5	921
Carrabba's Italian Grills
Company-owned	1	203
Bonefish Grills
Company-owned (3)	4	93
Franchised (3)	-	6
Total	4	99
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	-	40
Roy’s
Company-owned	-	20
Cheeseburger in Paradise
Company-owned	2	32
Paul Lee’s Chinese Kitchens
Company-owned (4)	(4)	-
Lee Roy Selmon’s
Company-owned	1	4

System-wide total	9	1,319

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(1)	Ten international franchised restaurants acquired during February 2006 are now included in Company-owned restaurants.
(2)	Includes one restaurant closing.
(3)
Two Bonefish Grill restaurants are now included in franchised restaurants as a result of the pending sale of the Company’s ownership interest in those restaurants. This transaction will be finalized in March 2006 and will be effective as of January 1, 2006.

(4)	One Paul Lee’s Chinese Kitchen restaurant closed, February 1, 2006. The Company sold its interest in the remaining three restaurants to the founder of Paul Lee’s Chinese Kitchen.

The Outback Steakhouse, Inc. restaurant system operates in 50 states and 21 countries internationally.

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